FORM OF EXPENSE PAYMENT AGREEMENT

      AGREEMENT made as of October 22, 2006 (the "Effective Date"), by and between WisdomTree Asset Management, Inc. (the "Adviser") and WisdomTree Trust, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust (each, a "Fund").

      WHEREAS, the Adviser has been designated the investment adviser to each Fund pursuant to the Investment Advisory Agreement between the Adviser and the Trust dated as of March 21, 2006; and

      WHEREAS, pursuant to section 4.(b) of the Investment Advisory Agreement the Adviser has agreed "to pay all expenses of the Trust, except for: (i) brokerage expenses and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions; (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the "Independent Trustees"); (iv) compensation and expenses of counsel to the Independent Trustees, (iv) compensation and expenses of the Trust's chief compliance officer; (v) extraordinary expenses; (vi) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (vii) the advisory fee payable to the Adviser hereunder..."; and

      WHEREAS, the Adviser now wishes to pay on behalf of each Fund certain expenses specified herein that would otherwise be paid by such Fund in order to enhance the competitive position and potential success of each Fund; and

      WHEREAS, the Board of Trustees of the Trust has determined that it is in the interest of each Fund for the Adviser to pay such expenses.

      NOW THEREFORE, the parties hereto hereby agree as follows:

      1. Payment of Certain Expenses. The Adviser agrees to pay certain specified expenses that would otherwise be paid by each Fund from October 1, 2006 or the Fund's inception date, if later, through July 31, 2007. During this time, the Adviser shall pay (i) the compensation and expenses of the Independent Trustees, (ii) the compensation and expenses of counsel to the Independent Trustees, and (iii) the compensation and expenses of the Trust's chief compliance officer.

      2. Duration, Termination and Amendment. The initial term of this Agreement with respect to each Fund is for the period from the Effective Date through July 31, 2007. Thereafter, this Agreement will automatically renew from year to year provided such continuance is specifically approved by a majority of the Independent Trustees. This Agreement may be terminated by either party upon written notice to the other and to the Board of Trustees at least thirty (30) days prior to the next renewal

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period. This agreement may be terminated by the Board of Trustees upon written notice to the parties at least thirty (30) days prior to the next renewal period. This Agreement shall automatically and immediately terminate with respect to each Fund if (i) the Adviser no longer serves as investment adviser to such Fund, and (ii) in the event of its "assignment" (as defined in the Investment Company Act of 1940. The termination of this Agreement with respect to any one Fund will not cause its termination with respect to any other Fund.

      3. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      4. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.


WISDOMTREE TRUST

By: _____________________
Jonathan Steinberg
President


WISDOMTREE ASSET MANAGEMENT, INC.

By: _____________________
Jonathan Steinberg
Chief Executive Officer